                                                                   Exhibit 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS ([**]), HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED


                               CO-DEVELOPMENT AND

                                LICENSE AGREEMENT



                                     between



                                  VIACELL, INC.



                                       and

                             GAMETE TECHNOLOGY, INC.









                            Dated as of July 15, 2003

                              CO-DEVELOPMENT AND
                               LICENSE AGREEMENT

      This CO-DEVELOPMENT AND LICENSE AGREEMENT (this "Agreement"), dated as of July 15, 2003, is between Gamete Technology, Inc., a company duly organized and existing under the laws of Rhode Island and having offices at 1130 Ten Rod Road, Suite E306, North Kingston, Rhode Island, USA for and on behalf of itself and its Affiliates (together with its Affiliates, "GAMETE"), and ViaCell, Inc., a company duly organized and existing under the laws of Delaware and having offices at 131 Clarendon Street, Boston, Massachusetts, USA, for and on behalf of itself and its Affiliates (together with its Affiliates, "VIACELL").

                            PRELIMINARY STATEMENTS

        A. GAMETE has entered into that certain License Agreement with The General Hospital Corporation dba Massachusetts General Hospital ("MGH") dated April 29, 2003, pursuant to which GAMETE has been granted a license, with the right to sublicense, to certain patent rights and other know-how and technology owned by MGH.

        B. GAMETE wishes to grant a sublicense to VIACELL, and VIACELL wishes to take a sublicense from GAMETE, under certain rights granted to GAMETE under the MGH License Agreement upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing preliminary statements and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties hereby agree as follows:

1.    DEFINITIONS

        As used in this Agreement, the following terms shall have those meanings set forth in this Section 1 unless the context dictates otherwise.

       1.1. "Affiliate" with respect to either Party, shall mean any Person controlling, controlled by, or under common control with, such Party. For the purpose of this Section 1.1, "control" shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of such Party, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership (as such term is defined in the Securities Exchange Act of 1934, as amended) of at least fifty percent (50%) of the voting securities or other ownership interest of such Party.

       1.2. "Confidential Information" shall have the meaning assigned to such term in Section 10.1.

       1.3. "Covered Products" shall mean any product or service related to the collection, processing and cryopreservation of human oocytes in any country in the Territory that meets any of the following criteria:

      (i) the development, manufacture or sale of any such product or any process undertaken in the provision of such services is covered by a Valid Claim of any Patent in such country included in the MGH Patent Rights or any Patent in such country covering any portion of the GAMETE Development Technology or Joint Development Technology (a "Patented Covered Product");

      (ii) the development, manufacture or sale of any such product or any process undertaken in the provision of such services has, at any time, been covered by a Valid Claim of any Patent in such country included in the MGH Patent Rights or any Patent in such country covering any portion of the GAMETE Development Technology or Joint Development Technology, and all such Valid Claims have expired or been invalidated (an "Expired Covered Product"); or

      (iii) such product or service (a) is not described in clauses (i) or (ii) above and (b) is developed, manufactured, sold or provided using Gamete Development Technology or Joint Development Technology that is not described in or dominated by a Valid Claim of any Patent included in the MGH Patent Rights or any Patent covering any portion of the GAMETE Development Technology or Joint Development Technology (a "Development Technology Covered Product").

      For purposes of this Section 1.3, "services" shall include any initial set-up, training, provider agreements, or other arrangements to allow a Customer to sell or distribute Covered Product; provided, however, that if VIACELL is obligated pursuant to Section 3.3(a)(ii) hereof to make payments to MGH based on any of the activities, fees or other arrangements described in this sentence, such activities, fees or other arrangements shall not constitute "services" and GAMETE shall not be entitled to any royalty therefor.

       1.4. "Effective Date" shall mean the date first set forth above.

       1.5. "FDA" shall mean the United States Food and Drug Administration, or any successor thereto.

       1.6. "Field" shall mean the field of human oocyte cryopreservation.

       1.7. "First Commercial Sale" shall mean, with respect to any Covered Product, the first sale to the general public of such Covered Product in a country in the Territory after all required marketing and pricing approvals have been granted, or otherwise permitted, by the governing health authority of such country. "First Commercial Sale" shall not include the provision of any Covered Product for use in clinical trials or for compassionate use prior to the receipt of necessary marketing approvals.

       1.8. "GAMETE Development Technology" shall mean all Inventions and Know-How first (i) conceived, (ii) developed, (iii) reduced to practice or (iv) shown to have utility during the term of this Agreement by one or more employees or Third Parties working on behalf of GAMETE (including Thomas Toth M.D. or Mehmet Toner Ph.D. ("Drs. Toth and Toner") pursuant to any consulting agreement between either of Dr. Toth or Dr. Toner and GAMETE or VIACELL) without the involvement of one or more employees of VIACELL, as well as any and all Patents covering the same.

       1.9. "GAMETE Field" shall mean the field of cryopreservation of mammalian cells other than human oocytes.

       1.10. "GAMETE Product" shall mean any service or product related to the collection, processing and cryopreservation of mammalian cells other than human oocytes in any country in the Territory for which the development, manufacture or sale of any such product or any process undertaken in the provision of such services is covered by a Valid Claim of any Patent covering VIACELL Development Technology or Joint Development Technology.

       1.11. "GAMETE Royalty Term" shall mean the period beginning on the Effective Date and ending, on a country by country basis on the date of the expiration of the last to expire Valid Claim included in any Patent covering VIACELL Development Technology that covers a GAMETE Product.

       1.12. "Invention" shall mean any new or useful method, process, manufacture, compound or composition of matter, whether or not patentable or copyrightable, or any improvement thereof.

       1.13. "Joint Development Committee" shall mean the entity organized and acting pursuant to Section 4.

       1.14. "Joint Development Technology" shall mean all Inventions and Know-How first (i) conceived, (ii) developed, (iii) reduced to practice or (iv) shown to have utility by one or more employees or Third Parties working on behalf of VIACELL, on the one hand, with one or more employees or Third Parties working on behalf of GAMETE or by either of Drs. Toth or Toner in their capacity as consultants to VIACELL, on the other hand, in connection with the development of Covered Products, as well as any and all Patents covering the same.

       1.15. "Know-How" shall mean unpatented technical and other information which is not in the public domain including information comprising or relating to discoveries, inventions, data, designs, formulae, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to and information from ethical committees and regulatory authorities. Know-How includes rights protecting Know-How. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public.

       1.16. "MGH License Agreement" shall mean that certain License Agreement dated April 29, 2003, by and between GAMETE and MGH, as amended from time to time. A copy of such Agreement, including all amendments executed prior to the execution of this Agreement, is attached hereto as Exhibit A.

       1.17. "MGH Patent Rights" shall mean the PATENT RIGHTS, as such term is defined in the MGH License Agreement. A list of all such MGH Patent Rights in existence on the Effective Date is included in Exhibit B attached hereto.

       1.18. "MGH Royalty Term" shall mean the period beginning on the Effective Date and ending on the earlier of (i) the termination of the MGH License Agreement, as amended from time to time, or (ii) the date on which GAMETE is no longer required to make royalty payments to MGH pursuant to the MGH License Agreement.

       1.19. "NDA" shall mean a New Drug Application to be filed with the FDA, or the equivalent thereof in other countries or regulatory jurisdictions.

       1.20. "Net Sales" shall mean the Gross Sales Price, as defined in (b) and
(c) below, received by VIACELL or any of its Affiliates or Sublicensees ("Sellers") for the sale or distribution of any Covered Product to a final customer (who will be the service provider delivering services or Covered Product rather than the recipient of such services) and is not an Affiliate or Sublicensee ("Customer"), less (to the extent appropriately documented) the following amounts actually paid out by VIACELL, its Affiliate or Sublicensee, or credited against the amounts received by them from the sale or distribution of any Covered Product:

      (i) credits and allowances for price adjustment, rejection, or return of Covered Products previously sold;

      (ii) rebates and cash discounts to purchasers allowed and taken;

      (iii) amounts for transportation, insurance, handling or shipping charges to purchasers;

      (iv) taxes, duties and other governmental charges levied on or measured by the sale of Covered Products, whether absorbed by VIACELL or paid by the purchaser so long as VIACELL's price is reduced thereby, but not franchise or income taxes of any kind whatsoever; and

      (v) for any sale in which the United States government on the basis of its royalty-free license pursuant to 35 USC Sec. 202(c) to any MGH Patent Rights requires that the Gross Sales Price of any Covered Product subject to such MGH Patent Rights be reduced by the amount of such royalty owed GAMETE hereunder, the amount of such royalty; provided that the aggregate of the amounts deducted from the Gross Sales Price pursuant to clauses (i) through (iv) above shall not exceed [**] of the Gross Sales Price to which such deductions relate. Notwithstanding anything to the contrary in this Agreement, "Net Sales" shall not include any revenue derived by VIACELL and/or its Affiliates and/or Sublicensees from the storage of Covered Products.

      (b) For any bona fide sale to a bona fide customer by VIACELL or any of its Affiliates or Sublicensees, the Gross Sales Price shall be the gross billing price of the

Covered Product arrived at using the standard accounting procedures of VIACELL, which procedures will be in accord with generally accepted accounting practices.

      (c) If VIACELL or any of its Affiliates or Sublicensees sell any Covered Product in a bona fide sale as a component of a combination of active functional elements, the Gross Sales Price of the Covered Product shall be determined by multiplying the Gross Sales Price of the combination by the fraction A over A + B, in which "A" is the Gross Sales Price of the Covered Product portion of the combination when sold separately during the applicable accounting period in the country in which the sale was made, and "B" is the Gross Sales Price of the other active elements of the combination sold separately during said accounting period in said country. In the event that no separate sale of either such Covered Product or active elements of the combination is made during said accounting period in said country, the Gross Sales Price of the Covered Product shall be determined by multiplying the Gross Sales Price of such combination by the fraction C over C + D, in which "C" is the standard fully-absorbed cost of the Covered Product portion of such combination, and "D" is the sum of the standard fully-absorbed costs of the other active elements component(s), such costs being arrived at using the standard accounting procedures of VIACELL which will be in accord with generally accepted accounting practices.

      (d) Transfer of a Covered Product within VIACELL or between VIACELL and an Affiliate or Sublicensee for sale by the transferee shall not be considered a sale, commercial use or disposition for the purpose of the foregoing paragraphs; in the case of such transfer the Gross Sales Price shall be based on sale of the Covered Product by the transferee.

       1.21. "Net Storage Revenues" shall mean shall mean the gross revenue derived by VIACELL and/or its Affiliates and/or Sublicensees from the storage of oocytes cryopreserved through the use of Covered Products, less the following items but only insofar as they are actually taken (as can be demonstrated by VIACELL's records) and actually pertain to the storage of oocytes by VIACELL or its Affiliates or Sublicensees, and are included in such gross revenue:

      (a)   Import, export, excise and sales taxes, and custom duties;
      (b) Costs of insurance, packing, and transportation from the place of preparation to the point of storage; and
      (c)   Credit for rebates, returns, allowances, or trades;

provided that the aggregate of the amounts deducted from the gross revenue pursuant to clauses (a) through (c) above shall not exceed [**] of the gross revenue to which such deductions relate.

       1.22. "Party" shall mean GAMETE or VIACELL and, when used in the plural, shall mean GAMETE and VIACELL.

       1.23. "Patents" shall mean all letters patent and patent applications throughout the Territory, as well as any and all substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition and/or reissues thereof.

       1.24. "Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

       1.25. "Royalty Term" shall mean the period beginning on the Effective Date and ending, on a country by country and Covered Product by Covered Product basis, on the later of (i) the date of the expiration of the last to expire Valid Claim included in the MGH Patent Rights or GAMETE Development Technology covering any aspect of a Covered Product and (ii) ten (10) years from the First Commercial Sale of such Covered Product.

       1.26. "Sublicensee" shall mean a Third Party to which VIACELL has sublicensed rights under the MGH Patent Rights or the GAMETE Development Technology.

       1.27. "Territory" shall mean worldwide.

       1.28. "Third Party" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

       1.29. "Valid Claim" shall mean (i) a pending claim in any patent application that has not been pending for more than five (5) years, which shall be treated as if such pending claim were issued in then-current form, or (ii) a claim of any issued letters patent that, in each case, has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

       1.30. "VIACELL Development Technology" shall mean all Inventions and Know-How first (i) conceived, (ii) developed, (iii) reduced to practice or (iv) shown to have utility during the term of the Agreement by one or more employees or Third Parties working on behalf of VIACELL without the involvement of one or more employees of GAMETE or either or both of Drs. Toth or Toner, as well as any and all Patents covering the same.

2.    REPRESENTATIONS AND WARRANTIES

       2.1. REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES. Each Party represents and warrants to the other Party that, as of the Effective Date:

       (a) Such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

       (b) Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and

       (c) This Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as such enforceability may be affected by laws affecting creditors' rights generally and general equitable principles. The execution, delivery and performance of this Agreement by such Party do not conflict with any agreement, instrument or understanding, oral or written, to which such Party is a party or by which such Party may be bound, or violate any law or regulation of any court, governmental body or administrative or other agency having authority over such Party. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been obtained.

       2.2. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF GAMETE. GAMETE represents and warrants to VIACELL that, as of the Effective Date:

       (a) GAMETE and/or its Affiliates are the owner of, or have exclusive rights to, all of the Patents included in the MGH Patent Rights (except as expressly provided in the copy of the MGH License Agreement attached as Exhibit
A) in existence on the Effective Date in the field of oocyte cryopreservation, and have the exclusive right to grant the licenses or sublicenses, as the case may be, therefor granted under this Agreement;

       (b) All such Patents consist of either patent applications that have been filed and are pending and actively being prosecuted as of the Effective Date, or issued letters patent that are in full force and effect and have been maintained through the Effective Date;

       (c) GAMETE is not aware of any asserted or unasserted claim or demand which it believes can be enforced by a Third Party against any such Patents;

       (d) To the best of GAMETE's knowledge and belief, without investigation, the practice of such Patents and the exercise of the rights granted to VIACELL in Section 6 do not infringe upon or conflict with any patent, copyright or other proprietary right of any Third Party;

       (e) The Know-How and Inventions subject to this Agreement were not obtained by GAMETE, and to the best of GAMETE's knowledge and belief, without investigation, were not obtained by MGH, in violation of any contractual or fiduciary obligation to which GAMETE, MGH or any of their respective employees or staff members are or were bound, or by the misappropriation of the trade secrets of any Third Party;

       (f) GAMETE has not entered into any agreement with any Third Party which is in conflict with the rights granted to VIACELL under to this Agreement, and the

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execution and performance of this Agreement by GAMETE do not and shall not violate any agreement or undertaking to which GAMETE is a party; and

       (g) To the best of GAMETE's knowledge and belief, all of the data and information that GAMETE has provided to VIACELL prior to the Effective Date relating to Patents, Know-How and Inventions, and to Covered Products in general, are reasonably accurate, and GAMETE has not omitted therefrom any material data or material information in GAMETE's possession or control reasonably in advance of the Effective Date concerning the same.

3.    MGH LICENSE AGREEMENT

       3.1. REPRESENTATIONS AND WARRANTIES OF GAMETE. GAMETE represents and warrants to VIACELL that, as of the Effective Date:

       (a) The MGH License Agreement is in full force and effect and has not been modified or amended, except that no representation or warranty is made with respect to MGH or matters solely within the control or direction of MGH that are not known to GAMETE;

       (b) To the best of GAMETE's knowledge and belief, neither MGH nor GAMETE is in default with respect to a material obligation under, and neither such party has claimed or has grounds upon which to claim that the other party is in default with respect to a material obligation under, the MGH License Agreement;

       (c) To the best of GAMETE's knowledge and belief, the rights that MGH has licensed to GAMETE pursuant to the MGH License Agreement were not and are not subject to any restrictions or limitations except as set forth in the copy of the MGH License Agreement attached as Exhibit A; and

       (d) GAMETE has not waived or allowed to lapse any of its rights under the MGH License Agreement, and no such rights have lapsed or otherwise expired or been terminated.

       3.2. GAMETE OBLIGATIONS.  GAMETE agrees that during the term of this
Agreement:
       (a) GAMETE will use commercially reasonable efforts to fulfill its obligations under the MGH License Agreement to the extent such obligations have not been delegated to VIACELL and to the extent that failure to do so would adversely affect VIACELL or its rights hereunder;

       (b) GAMETE shall not enter into any subsequent agreement with MGH that modifies or amends the MGH License Agreement in any way that could potentially adversely affect VIACELL's rights or economic interest under this Agreement without VIACELL's prior written consent, and shall provide VIACELL with a copy of all modifications to or amendments of the MGH License Agreement, regardless of whether VIACELL's consent was required with respect thereto; provided that, GAMETE may

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redact confidential portions of any such modifications and amendments, but only to the extent that any such redactions do not impair VIACELL's ability to take full advantage of its rights and benefits under this Agreement;

       (c) GAMETE shall not terminate the MGH License Agreement in whole or in part, directly or indirectly, without VIACELL's prior written consent;

       (d) GAMETE shall promptly furnish VIACELL with copies of all reports and other communications GAMETE receives from MGH that relate to the MGH License Agreement; provided that GAMETE may redact confidential portions of any such reports and other communications, but only to the extent that any such redactions do not impair VIACELL's ability to take full advantage of its rights and benefits under this Agreement;

       (e) GAMETE shall promptly furnish VIACELL with copies of all reports and other communications that GAMETE furnishes to MGH that relate to the MGH License Agreement, and to the extent any such reports or communications relate to the efforts of VIACELL under this Agreement, GAMETE shall give VIACELL a reasonable opportunity to review and comment upon such reports or communications before they are transmitted to MGH;

       (f) GAMETE shall furnish VIACELL with copies of all notices received by GAMETE relating to any alleged breach or default by GAMETE under the MGH License Agreement within three (3) business days after GAMETE's receipt thereof and, if GAMETE cannot or chooses not to cure or otherwise resolve any such alleged breach or default, GAMETE shall so notify VIACELL within five (5) days thereafter and allow VIACELL, in VIACELL's sole discretion, to cure or otherwise resolve any such alleged breach or default; and

       (g) GAMETE, acting as an intermediary between MGH and VIACELL, shall allow VIACELL to enjoy the direct benefit of all of GAMETE's affirmative rights, to the extent they relate to the MGH Patent Rights.

       3.3. VIACELL OBLIGATIONS.  VIACELL agrees that during the term of this
Agreement:

       (a) With respect to any sublicensing by VIACELL of the licenses granted by GAMETE to VIACELL in Section 6.1 hereof:

            (i) VIACELL will comply with the first sentence of Section 2.2 and
      Section 2.3 in its entirety of the MGH License Agreement as if VIACELL were the "COMPANY" for purposes of those provisions; provided, however, that VIACELL may, without obtaining MGH's prior written consent, grant a sublicense of the licenses granted by GAMETE to VIACELL in Section 6.1 hereof to any party using a form of sublicensing agreement in substantially the same form as an agreement that has at any time been approved in writing by MGH, and agrees to notify MGH thereof; and

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            (ii) VIACELL will comply with the first two sentences of Section 5.4 of the MGH License Agreement as if VIACELL were the "COMPANY" for purposes of that provision.

       (b) VIACELL will insure and indemnify MGH to the full extent that MGH is entitled to be insured and indemnified under Sections 8.1 and 8.2 of the MGH License Agreement as if VIACELL were the "COMPANY" for purposes of those provisions.

4.    JOINT DEVELOPMENT COMMITTEE; CONSULTING ARRANGEMENTS

       4.1. MEMBERS. The Parties shall establish a Joint Development Committee (the "Joint Development Committee"), which shall comprise three (3) representatives designated by each Party (or such other number as the Parties may agree in writing) with GAMETE choosing three from among its four designees to attend each meeting of the Joint Development Committee in its sole discretion. The initial members of the Joint Development Committee are set forth on Exhibit C. Any member of the Joint Development Committee may be represented at any meeting by a designee who is appointed by the Party designating such member for such meeting and who has authority to act on behalf of such member, as evidenced by written notice from the Party designating such member to the chairperson of the Joint Development Committee. The chairperson of the Joint Development Committee shall be one of the representatives designated by VIACELL. The initial chairperson is designated on Exhibit C. Each Party shall be free to replace its representative members with new appointees who have authority to act on behalf of such Party on the Joint Development Committee, on written notice to the other Party.

       4.2. RESPONSIBILITIES. The Joint Development Committee shall be responsible for planning, overseeing and directing the development and commercialization of, and regulatory filings relating to, Covered Products, including, without limitation, overseeing all clinical trial activities, protocol cross-training, coordination of activities among in vitro fertilization centers and overseeing project budgets. In addition, the Joint Development Committee shall be responsible for directing prototype device investigation and device design.

       4.3. MEETINGS. The Joint Development Committee shall meet as frequently as the Parties deem appropriate during the first three-year period following the Effective Date and quarterly (or more frequently, as agreed upon by the Parties) during the next two-year period, on such dates and at such times as the Parties shall agree, on ten (10) days' written notice to the other Party unless such notice is waived by the other Party. The Joint Development Committee may convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed necessary or appropriate by the Parties. To the extent that meetings are held in person, they shall alternate between the offices of the Parties unless the Parties otherwise agree. The chairperson shall be responsible for sending notices of meetings to all members.

       4.4. DECISIONS.


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
       (a) A quorum for a meeting of the Joint Development Committee shall require the presence of at least one GAMETE member (or designee) and at least one VIACELL member (or designee) in person or by telephone. All decisions made or actions taken by the Joint Development Committee shall be made unanimously by its members, with the GAMETE members present at a meeting cumulatively having one vote and the VIACELL members present at a meeting cumulatively having one vote.

       (b) In the event that unanimity cannot be reached by the Joint Development Committee with respect to a matter that is a subject of its decision-making authority within thirty (30) days after the matter is first brought before the Joint Development Committee, then (i) if, and to the extent that, the matter regards the scientific development of Covered Products and/or clinical trials of Covered Products (including, without limitation, the matters described in Section 7.4 hereof), the matter shall be decided by Dr. Toth in good faith and (ii) for all other matters, the matter shall be decided by the chairperson of the Joint Development Committee in good faith; provided that, with respect to matters described in clause (i) above, without VIACELL's consent, no such decision by Dr. Toth shall require any expenditure by VIACELL greater than the expenditure that would be required if the matter were decided as VIACELL proposed in good faith.

       4.5. MINUTES. Within fifteen (15) days after each Joint Development Committee meeting, VIACELL shall prepare and distribute minutes of the meeting, which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Joint Development Committee at such meeting. VIACELL shall be responsible for circulation of all draft and final minutes. Draft minutes shall be circulated to all members of the Joint Development Committee sufficiently in advance of the next meeting to allow review and comment prior to the meeting. Minutes shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes shall be distributed to the members of the Joint Development Committee.

       4.6. TERM. The Joint Development Committee shall exist until the expiration of the Royalty Term for all Covered Products.

       4.7. EXPENSES. Each Party shall be responsible for all travel and related costs for its representatives to attend meetings of, and otherwise participate on, the Joint Development Committee.

       4.8. CONSULTING. GAMETE will provide the consulting services to VIACELL described in Exhibit D hereto, providing the personnel identified in such Exhibit D in rendering such services. Exhibit D may be amended from time to time by mutual agreement of the Parties. In consideration of such consulting services, VIACELL shall make the payments described in Section 8.8 of this Agreement. If requested, VIACELL will enter into consulting agreements directly with the individuals identified in Exhibit D, rather than engaging GAMETE to provide the services described in Exhibit D. In connection with the execution of this Agreement, each of Drs. Toth and Toner shall enter into a consulting agreement with VIACELL on terms mutually satisfactory to each of them and VIACELL, which terms shall include quarterly payments to each of Drs. Toth and Toner of not less than $[**] per quarter. Unless earlier terminated by GAMETE or Drs. Toth or Toner, as applicable, the consulting arrangements described in this Section shall continue at least until the time that the aggregate royalty payments made by VIACELL to GAMETE under this Agreement exceed $[**] in any 12 month period, net of any payments obligated to be made by GAMETE to MGH under the MGH License Agreement (the "Termination Condition"), and may thereafter be terminated by VIACELL in its sole discretion.

5.    OWNERSHIP; PATENT PROTECTION

       5.1. OWNERSHIP OF VIACELL DEVELOPMENT TECHNOLOGY. Except as otherwise provided in this Agreement, the entire right, title and interest in and to all VIACELL Development Technology shall be owned solely by VIACELL, and all decisions regarding the protection of VIACELL Development Technology shall remain with VIACELL.

       5.2. OWNERSHIP OF MGH PATENT RIGHTS AND GAMETE DEVELOPMENT TECHNOLOGY. Except as otherwise provided in this Agreement, the entire right, title and interest in and to all GAMETE Development Technology and, as between the Parties, MGH Patent Rights shall be owned solely by GAMETE, and, except as otherwise set forth in this Agreement or the MGH License Agreement, all decisions regarding the protection of MGH Patent Rights and GAMETE Development Technology shall remain with GAMETE. GAMETE shall provide to VIACELL, within ninety (90) days of the Effective Date, evidence reasonably satisfactory to VIACELL that, subject only to the rights of MGH, all Inventions and Know-How first (i) conceived, (ii) developed, (iii) reduced to practice or (iv) shown to have utility in the Field by either or both of Drs. Toth and Toner during the term of this Agreement, as well as any patents covering the same, will be assigned to GAMETE, except in the case of Joint Development Technology.

       5.3. OWNERSHIP OF JOINT DEVELOPMENT TECHNOLOGY. Except as otherwise set forth in the MGH License Agreement, VIACELL and GAMETE shall jointly own all rights, title and interests in Joint Development Technology.

       5.4. PATENT FILING, PROSECUTION AND MAINTENANCE.

       (a) Reasonably promptly after the Effective Date the Joint Development Committee, in consultation with the Parties' respective patent counsel, shall agree upon a patent filing policy with respect to the Joint Development Technology and the GAMETE Development Technology. In addition, from time to time, the Joint Development Committee shall determine, in accordance with such policy, whether and in what jurisdictions patent applications should be filed with respect to any Know-How or Inventions included in the Joint Development Technology and the GAMETE Development Technology. GAMETE shall have the right to file and prosecute patent applications with respect to any Know-How or Inventions included in any GAMETE Development Technology or Joint Development Technology in any jurisdiction in which it is determined in accordance with such policy not to file such applications. Unless otherwise agreed by the Parties, all expenses incurred in connection with the prosecution and maintenance of Patents covering Joint Development Technology shall be borne equally by the Parties.

       (b) The preparation, filing, prosecuting and maintenance of Patents included in the MGH Patent Rights shall be accomplished as provided in the MGH License Agreement, subject to the provisions of this Agreement and the right of VIACELL to direct the prosecution and maintenance of patent applications and patents included in the MGH Patent Rights to the extent GAMETE has such rights under the MGH License Agreement and to direct the substance of any comments which GAMETE may have the right to provide regarding such Patents. Furthermore, the Parties' respective rights and obligations under this Section shall be subject, in all events, to any superior rights of MGH under the MGH License Agreement regarding the MGH Patent Rights.

       (c) If GAMETE elects to abandon the prosecution or maintenance of any MGH Patent Right in any country pursuant to Section 4.5 of the MGH License Agreement, and MGH elects not to assume the prosecution or maintenance of such MGH Patent Right, GAMETE shall so notify VIACELL. If VIACELL notifies GAMETE that VIACELL wishes to assume the prosecution or maintenance of such MGH Patent Right, GAMETE shall take all actions in connection with the MGH License Agreement and shall otherwise assist VIACELL in assuming the prosecution and maintenance of such abandoned patents.

6.    GRANT OF LICENSES

       6.1. EXCLUSIVE SUBLICENSE GRANT BY GAMETE. GAMETE hereby grants VIACELL an exclusive royalty-bearing right and sublicense in the Field throughout the Territory, with the right to grant further sublicenses in accordance with the terms of this Agreement, under the MGH Patent Rights to research, develop, have developed, use, manufacture, have manufactured, sell, offer for sale and have sold Covered Products.

       6.2. EXCLUSIVE LICENSE GRANT BY GAMETE. GAMETE hereby grants to VIACELL an exclusive royalty-bearing right and license in the Field throughout the Territory, with the right to grant sublicenses in accordance with the terms of this Agreement, under GAMETE's interest in the GAMETE Development Technology and the Joint Development Technology to research, develop, have developed, use, manufacture, have manufactured, sell, offer for sale and have sold Covered Products.

       6.3. NON-EXCLUSIVE SUBLICENSE GRANT BY GAMETE. In the event that, during the term of this Agreement, GAMETE licenses from any Third Party rights in the Field to any Valid Claim of any issued patent or patent application issued to a Third Party that may be necessary for VIACELL's exercise of its rights hereunder to research, develop, make, have made, use, sell, offer for sale, have sold, import or export any Covered Product (a "GAMETE Third Party License"), GAMETE shall promptly so notify VIACELL of the terms of such GAMETE Third Party License and the rights covered by such license. Upon request by VIACELL, and to the extent not prohibited by such GAMETE Third Party License, GAMETE shall grant to VIACELL, and does hereby grant to VIACELL, a non-exclusive right and sublicense in the Field throughout the Territory, with the right to grant further sublicenses in accordance with the terms of this Agreement, under the rights granted to GAMETE under the GAMETE Third Party License to research, develop, have developed, use, manufacture, have manufactured, sell, offer for sale and have sold Covered Products. GAMETE shall use reasonable efforts to secure the right to grant the sublicense under this Section in any GAMETE Third Party License.

       6.4. EXCLUSIVE LICENSE GRANT BY VIACELL. VIACELL hereby grants to GAMETE an exclusive royalty-bearing right and license in the GAMETE Field throughout the Territory, with the right to grant sublicenses in accordance with the terms of this Agreement, under VIACELL's interest in the VIACELL Development Technology and the Joint Development Technology to research, develop, have developed, use, manufacture, have manufactured, sell, offer for sale and have sold GAMETE Products.

       6.5. NON-EXCLUSIVE SUBLICENSE GRANT BY VIACELL. In the event that, during the term of this Agreement, VIACELL licenses from any Third Party rights in the GAMETE Field to any Valid Claim of any issued patent or patent application issued to a Third Party that may be necessary for GAMETE's exercise of its rights hereunder to research, develop, make, have made, use, sell, offer for sale, have sold, import or export any GAMETE Product (a "VIACELL Third Party License"), VIACELL shall promptly so notify GAMETE of the terms of such VIACELL Third Party License and the rights covered by such license. Upon request by GAMETE, and to the extent not prohibited by such VIACELL Third Party License, VIACELL shall grant to GAMETE, and does hereby grant to GAMETE, a non-exclusive right and sublicense in the GAMETE Field throughout the Territory, with the right to grant further sublicenses in accordance with the terms of this Agreement, under the rights granted to VIACELL under the VIACELL Third Party License to research, develop, have developed, use, manufacture, have manufactured, sell, offer for sale and have sold GAMETE Products. VIACELL shall use reasonable efforts to secure the right to grant the sublicense under this
Section in any VIACELL Third Party License.

       6.6. SCOPE OF EXCLUSIVITY. The licenses granted Pursuant to Sections 6.1,
6.2 and 6.4 shall be exclusive even as to the Party granting such license, except to the extent necessary for the granting Party to perform its obligations under this Agreement.

       6.7. PROVISIONS REGARDING SUBLICENSES. Subject to the provisions of the MGH License Agreement, any sublicense by either Party of the rights granted to such Party hereunder shall be consistent with the terms of this Agreement and shall include an obligation for the Sublicensee to comply with the applicable obligations of the sublicensing Party set forth in this Agreement, including without limitation Section 3.3. VIACELL shall not, without GAMETE's prior consent, grant any sublicense hereunder that would, upon the application of
Section 12.7 hereof, impose obligations on GAMETE greater than those obligations of GAMETE contained in this Agreement. VIACELL shall provide to GAMETE a copy of each sublicense hereunder, which may be redacted by VIACELL to prevent the disclosure of confidential information, but which shall permit verification by GAMETE of compliance with the provisions of this Agreement.

       6.8. TRANSFER OF INFORMATION. Promptly following the Effective Date, GAMETE shall coordinate with the Joint Development Committee and provide copies of and access to all information relating to the MGH Patent Rights in its possession. Thereafter, each of GAMETE and VIACELL will provide copies of and access to all information relating to the MGH Patent Rights, GAMETE Development Technology or VIACELL Development Technology to the other Party as soon as practicable after it becomes available or is conceived.

7.    DEVELOPMENT AND COMMERCIALIZATION

       7.1. DEVELOPMENT EFFORTS BY VIACELL. VIACELL shall, either itself or through its Affiliates or Sublicensees, at its own expense, or at the expense of its Affiliates or Sublicensees, diligently conduct the development of Covered Products within the Territory. VIACELL shall exercise in the performance of such development commercially reasonable technical skill and competence. Such diligent efforts shall include, without limitation, the expenditure by VIACELL of not less than $2,500,000 during the first eighteen (18) months following the Effective Date (of which not less than $1,500,000 shall be expended before April 29, 2004) relating to the development and commercialization of Covered Products (which amount shall include all amounts required to be paid by VIACELL during such 18-month period pursuant to Section 8 hereof). In addition, without limiting the foregoing, VIACELL shall use diligent efforts to achieve the following objectives ("MILESTONES"):

       (a) within [**] of the effective date of the MGH License Agreement (April 29, 2003) (the "MGH Effective Date"), VIACELL and GAMETE shall furnish MGH with a written research and development plan describing the major tasks to be achieved in order to bring to market Covered Products and specifying the number of staff and other resources to be devoted to such commercialization effort;

       (b) within [**] of the MGH Effective Date, VIACELL, either on its own behalf or through any Sublicensees in the United States, shall initiate clinical trial evaluations for Covered Products in a minimum of five patients; thereafter, COMPANY shall pursue diligently such clinical trial evaluations and in connection therewith take all actions necessary, if any, under the Food, Drug and Cosmetic Act (21 USC 301-391) or the equivalent federal regulatory agency required for U.S. market approval;

       (c) within [**] of the MGH Effective Date, VIACELL either on its own behalf or through any Sublicensee, shall develop systems or procedures which standardize the delivery of cryoprotectants to oocytes by clinicians;

       (d) within the period ending on the later to occur of (i) the date [**] of the MGH Effective Date; or (ii) the date [**] after receipt of approval for the U.S. market (to the extent necessary), VIACELL shall introduce the first Covered Product to market in the U.S;

       (e) within [**] of the MGH Effective Date, VIACELL, either on its own behalf or through any Sublicensee, shall announce and market for general commercial sale a Covered Product outside the United States;

provided, however, that, upon request by VIACELL or GAMETE, GAMETE and VIACELL shall jointly present to MGH, pursuant to the MGH License Agreement, revisions to the milestones described in clauses (a) through (e) above, or in the designated time periods, with supporting evidence of technical difficulties or delays in financing, clinical studies, technical difficulties, or regulatory processes that VIACELL or GAMETE shall deem appropriate; and provided further, that VIACELL may, after consultation with GAMETE, on behalf of GAMETE and pursuant to Section 3.2 of the MGH License Agreement, pay to MGH [**] in exchange for a [**] to any of the milestones described in clauses (a) through
(e) above.

       7.2. REGULATORY FILINGS. The Joint Development Committee shall determine all regulatory strategy and direct the content of all regulatory filings relating to Covered Products. All INDs, NDAs and other regulatory filings made or filed with respect to any Covered Products shall be in the name of, and be owned solely by, VIACELL. VIACELL shall promptly provide to GAMETE copies of all correspondence related to Covered Products delivered to or received from the FDA. In addition to the foregoing, GAMETE hereby grants to VIACELL an irrevocable right to reference all regulatory submissions, approvals, clearances, data and other documents and information related to the Covered Products existing on the Effective Date.

       7.3. COMMERCIALIZATION EFFORTS BY VIACELL. VIACELL shall, either itself or through its Affiliates or Sublicensees, at its own expense, or at the expense of its Affiliates or Sublicensees, diligently commercialize Covered Products within the Territory. Such diligence shall include commencement of sales of Covered Products in each of the United States, England, France, Germany, Spain and Italy within the time periods described in Sections 7.1(d) and 7.1(e). Following commencement of sales of Covered Products, VIACELL shall maintain active sales of Covered Products in each of the countries listed in the preceding sentence and shall, no later than sixty (60) days prior to the end of each calendar year following the commencement of sales of Covered Product, provide the Joint Development Committee with a good faith estimate of the amount of Net Sales anticipated for each Covered Product for the succeeding year, which estimate shall be the same estimate of sales of Covered Products provided by management of VIACELL to its Board of Directors as a part of VIACELL'S annual budgeting process (with respect to each such year, the "Sales Estimate"). In addition, at least sixty (60) days prior to commencement of sales of Covered Products in a new territory, VIACELL shall provide the Joint Development Committee with a Sales Estimate for such new territory covering the first twelve months following such commencement of sales. VIACELL's obligations under this Section shall include the obligation to achieve the worldwide Net Sales of Covered Products for each year of not less than [**] of the Net Sales set forth in the applicable Sales Estimate or, if VIACELL fails to achieve such [**] level of Net Sales, it shall nonetheless pay to GAMETE the amount of royalties calculated pursuant to Section 8.2 hereof based on such level of Net Sales. Notwithstanding anything else contained herein, VIACELL may suspend active sales in any jurisdiction in which such suspension is required by applicable regulatory authorities, there is any adverse event with respect to the Covered Products or any other condition arises or exists which, in the reasonable judgment of VIACELL, requires or makes commercially appropriate the suspension of sales of Covered Products, in which event such sales shall be suspended for as short a duration as is necessary or appropriate.

       7.4. ADDITIONAL IN VITRO FERTILIZATION CENTERS. Except as otherwise set forth in this Agreement, all clinical trial activities regarding Covered Products before commercialization of Covered Products shall take place at Boston IVF, except that VIACELL may expand the clinical study to multiple in vitro fertilization centers at its own cost with the approval of the Joint Development Committee which approval shall not be unreasonably withheld. The approval of the Joint Development Committee shall be based on the assessment of the sites proposed and the VIACELL/GAMETE scientific team's ability to transfer technology and teach protocol without negatively impacting performance at Boston IVF.

       7.5. REPORTING. (a) VIACELL shall promptly notify GAMETE concerning any happening or circumstance that VIACELL reasonably believes may jeopardize GAMETE's rights under the MGH License Agreement, and VIACELL shall reasonably cooperate with GAMETE to prevent any such loss.

      (b) Following any acquisition of or by GAMETE (whether through merger, consolidation, acquisition (directly or indirectly) of stock representing thirty percent (30%) or more of the outstanding voting stock or other of its equity securities, sale of all or substantially all of its assets, or otherwise) by or of any Third Party that is a competitor of VIACELL (the determination of whether such Third Party is a competitor of VIACELL shall include, but not be limited to, a determination as to whether such Third Party is developing or marketing a product or service competitive with a Covered Product or whether such Third Party is developing or marketing a product or service competitive with any product or service under development or being marketing by VIACELL), VIACELL shall not be required to include in any report furnished by VIACELL pursuant to this Agreement, or provide to any representative of GAMETE (or any successor thereto), any information that VIACELL, acting in good faith, determines to be competitively sensitive or enabling information, unless such information is required for compliance with the obligations to MGH under the MGH License Agreement, in which event GAMETE or its successor, as the case may be, and MGH (if it shall receive such information) shall execute a nondisclosure and nonuse agreement, reasonably satisfactory to VIACELL in form and substance, concerning all such information.

      (c) VIACELL shall submit to GAMETE, no less frequently than once per calendar quarter, a report detailing VIACELL's progress toward meeting the development and commercialization objectives described in this Section 7, including without limitation an accounting of funds expended in such efforts.

       7.6. TRADEMARKS. VIACELL shall market the Covered Products throughout the Territory under trademarks (collectively, the "Trademarks") selected by VIACELL.

VIACELL shall own all right, title and interest in and to such Trademarks and shall bear all costs and expenses of registering, and maintaining the registration of, same.

8.    MONETARY OBLIGATIONS

       8.1. FUNDING OF DEVELOPMENT. VIACELL shall pay the following amounts related to the development of Covered Products:

       (a) TECHNOLOGY TRANSFER AND CLINICAL DEVELOPMENT COSTS. VIACELL shall reimburse GAMETE for costs incurred by Boston IVF to fund clinical development of Covered Products, up to a maximum amount of [**], separate and apart from the reimbursement described in Section 8.1(b). Such amounts shall be paid within 30 days of receipt by VIACELL of the accounting described in Section 8.1(d) below.

       (b) LABORATORY EQUIPMENT. VIACELL shall reimburse GAMETE and/or Boston IVF up to an aggregate of [**] solely to fund the purchase of laboratory equipment at a single in vitro fertilization center for the development or sale of Covered Products, separate and apart from the reimbursement described in
Section 8.1(a). The timing, amount and selection of such equipment shall be determined by the Parties. Such amounts shall be paid within 30 days of receipt by VIACELL of the accounting described in Section 8.1(d) below.

       (c) GAMETE EMBRYOLOGIST. VIACELL shall reimburse up to [**] to cover the fully loaded employment costs of an embryologist hired by GAMETE. Such amounts shall be paid within 30 days of receipt by VIACELL of the accounting described in Section 8.1(d) below. GAMETE acknowledges that $100,000 of such amount has been advanced by VIACELL to GAMETE pursuant to a letter agreement dated February 13, 2003 and that, as a result, VIACELL has an additional obligation of only $[**] pursuant to this Section.

       (d) PERIODIC ACCOUNTING. During the period that VIACELL is required to make any payments pursuant to this Section 8.1, for each of the expenditures described in Sections (a) through (c) above, GAMETE shall provide to VIACELL on a periodic basis (no less frequently than quarterly) a detailed accounting of GAMETE's expenditures in such period.

       8.2. ROYALTIES. (a) Subject to Section 8.2(b), 8.2(e), 8.4 and 8.8, in partial consideration of the rights and licenses granted to VIACELL under this Agreement, VIACELL shall pay GAMETE a royalty on Net Sales of each Covered Product, on a country by country basis, commencing on the First Commercial Sale of each Covered Product by VIACELL or its Affiliates in each country in the Territory, in an amount equal to the percentage of the world-wide Net Sales of such Covered Product by VIACELL and its Affiliates throughout the Territory during each calendar year (or portion thereof) during the term of this Agreement as set forth below.

1.  Patented Covered Products.                        [**]

2.  Expired Covered Products or                       [**]
Development Technology Covered
Products.

3.  Expired Covered Products with                     [**]
Generic Competition or Development
Technology Covered Products with
Generic Competition.


"Generic Competition" shall exist:

            (i) with respect to Expired Covered Products, when (A) one or more products or services which would have infringed the expired or invalidated Valid Claims included in the MGH Patent Rights or covering the GAMETE Development Technology that had covered the development, manufacture or sale, or any process undertaken in the provision, of such Expired Covered Product is being sold in the country in the Field and (B) the sale of such other products or services constitutes at least [**] Expired Covered Products are being sold in such country; or

            (ii) with respect to Development Technology Covered Products, when
      (A) one or more products or services that competes directly with such Development Technology Covered Product is being sold in the country in the Field and (B) the sale of such other products or services constitutes at least [**] Development Technology Covered Products are being sold in such country.

       (b) Notwithstanding the foregoing, VIACELL's obligation to make payments with respect to each Covered Product in each country in the Territory under Sections 8.2(a) shall expire upon the expiration of the Royalty Term with respect to such Covered Product in such country.

       (c) The obligation to pay royalties to GAMETE under Section 8.2(a) is imposed only once with respect to the same unit of a Covered Product, regardless of the number of Patents pertaining thereto, and shall not be in lieu of any payment obligation that may be imposed pursuant to Section 8.2(d).

       (d) VIACELL shall pay GAMETE a royalty on Net Storage Revenues, commencing on the initial receipt ("First Storage Payment Date") by VIACELL or its Affiliates of payment for the storage of cryopreserved human oocytes, in an amount equal to [**] of worldwide Net Storage Revenues by VIACELL and its Affiliates throughout the Territory during each calendar year (or portion thereof) during the term of this Agreement. Notwithstanding the foregoing, VIACELL's obligation to make payments with respect to Net Storage Revenues under this Section 8.2(d) shall expire on the expiration of the Royalty Term applicable to the Covered Product to which such Net Storage Revenues apply.

       (e) Notwithstanding the foregoing, the amount of any royalties owed under
Section 8.2(a) with respect to Covered Products based solely on Joint Development Technology shall be equal to [**] of the amount indicated in the table in Section 8.2(a).

       8.3. PAYMENT OF MILESTONES. VIACELL shall pay to GAMETE the following amounts within fifteen (15) days following the occurrence of each of the following events:

       (a) $[**] upon the First Commercial Sale of a Covered Product in the United States;

       (b) $[**] upon the First Commercial Sale of a Covered Product outside of the United States; and

       (c) $25,000 upon the execution of this Agreement.

      VIACELL shall be entitled to credit [**] of the amounts paid by it to GAMETE pursuant to this Section against royalty obligations of VIACELL to GAMETE pursuant to Section 8.2(a) hereof. Such credit shall be applied, to the extent possible, ratably over the first four quarterly royalty payments made by VIACELL.

       8.4. THIRD PARTY PAYMENTS. (a) VIACELL, at its sole expense, shall pay all amounts owing to any Third Party to obtain rights to any Valid Claims of any issued patent or patent application issued to Third Parties determined by the Joint Development Committee to be necessary for VIACELL's exercise of its rights hereunder to research, develop, make, have made, use, sell, offer for sale, have sold, import or export any Covered Product (collectively, "Third Party Payments"). Except as provided in Section 8.4(b), VIACELL shall not be entitled to any credit under this Agreement on account of any Third Party Payments paid by VIACELL.

       (b) VIACELL shall be entitled, on a country by country basis, to credit against payments due to GAMETE under this Agreement an amount equal to [**] of the Third Party Payments paid by VIACELL; provided, however, that the application of such credit shall not reduce the amounts payable by VIACELL under this Agreement with respect to any given calendar quarter by more than [**]. Notwithstanding the foregoing, if VIACELL is required to pay an award of damages or a settlement amount in the form of a reasonable royalty based on sales during any period of previous infringement (as opposed to the on-going payment of a running royalty), then such payment shall be allocated to the several calendar quarters during such period of infringement, and the limits set forth in the previous sentence shall apply to each portion of such payment allocated to a specific quarter and not to such payment as a whole.

       8.5. PAYMENTS UNDER MGH LICENSE. Except as otherwise explicitly provided herein, GAMETE shall remain solely responsible to MGH for all payments due to MGH under the MGH License.

       8.6. PAYMENTS UNDER GAMETE THIRD PARTY LICENSES AND VIACELL THIRD PARTY LICENSES. In the event that either VIACELL or GAMETE elects to receive a sublicense under a GAMETE Third Party License or VIACELL Third Party License pursuant to Section 6.3 or 6.5, respectively, the Party receiving such sublicense shall pay to the Party granting such sublicense all amounts required to be paid by the Party granting such sublicense to the Third Party licensor solely in respect of the sublicense granted hereunder. GAMETE and VIACELL each agree that they shall negotiate in good faith the terms of any GAMETE Third Party License or VIACELL Third Party License so as to not unduly shift the economic burden of such license to the Party receiving a sublicense pursuant to
Section 6.3 or 6.5 hereof.

       8.7. PATENT EXPENSES. Within thirty (30) days of receipt of invoices from GAMETE, VIACELL shall reimburse GAMETE for all reasonable attorneys fees and expenses incurred by GAMETE in the prosecution and maintenance of the MGH Patent Rights. VIACELL's reimbursement obligation under this Section 8.7 shall be limited to One Hundred Thousand Dollars ($100,000) for fees and expenses incurred in the first 18 months following the Effective Date. Following such period, VIACELL shall assume all reasonable attorneys fees and expenses incurred in the prosecution and maintenance of the MGH Patent Rights. In the event that VIACELL gives written notice to GAMETE of its decision to discontinue reimbursement of such fees and expenses with respect to one or more of the MGH Patent Rights in a particular jurisdiction, VIACELL's sublicense under Section
6.1 to the specified MGH Patent Rights in the specified jurisdiction shall terminate; provided, however, that VIACELL's sublicense to the MGH Patent Rights in all other jurisdictions and (to the extent VIACELL elects to continue such reimbursement in the specified jurisdiction with respect to some, but not all, of the MGH Patent Rights) all other MGH Patent Rights in the specified jurisdiction shall continue.

       8.8. CONSULTING FEES. In consideration of the consulting services provided by GAMETE pursuant to Section 4.8, VIACELL shall pay to GAMETE an aggregate of $[**] per year, payable in [**] each, with the first such payment due within five (5) days of the Effective Date hereof, pro rated for the portion of the calendar quarter remaining after the Effective Date, and each successive payment due by the first day of each successive calendar quarter. The payments described in this Section shall be due whether or not VIACELL uses the consulting services of GAMETE described in this Agreement. Unless earlier terminated by GAMETE, the consulting arrangements described in this Section shall continue at least until the first date (the "Cross-Over Date") that the aggregate royalty payments made by VIACELL to GAMETE under this Agreement exceeded $[**] in the immediately preceding 12-month period, net of any payments obligated to be made by GAMETE to MGH under the MGH License Agreement (as so calculated, the "Net Royalties"), and may thereafter be terminated by VIACELL in its sole discretion. VIACELL shall be entitled to credit against future royalty payments which it is obligated to pay hereunder, commencing with the first quarterly royalty payment to be made after the first [**] in which the aggregate royalty payments made by VIACELL to GAMETE under this Agreement exceed $[**] of the aggregate royalty payments made by VIACELL to GAMETE with respect to any periods prior to the Cross-Over Date; provided, however, that VIACELL may not credit more than $[**] against royalty payments per calendar quarter.

       8.9. ROYALTY PAYMENTS BY GAMETE. In consideration of the grant of rights under Section 6.4 hereof, GAMETE shall pay to VIACELL, until the expiration of the applicable GAMETE Royalty Term, a royalty equal to[**] of Net Sales of GAMETE Products; provided, however, that the definition of "Net Sales" in
Section 1.20 and the provisions of Sections 8.2(b) and (c), and Article 9 of this Agreement shall apply to GAMETE with respect to Net Sales of GAMETE Products, substituting "GAMETE" for "VIACELL," "VIACELL" for "GAMETE" and "GAMETE Product" for "Covered Product" in those Sections and that Article.

9.    PAYMENTS AND REPORTS

       9.1. PAYMENT. Except as otherwise provided in this Agreement, all royalty and other payments due hereunder shall be paid quarterly within forty five (45) days after the end of each calendar quarter. Each such payment shall be accompanied by a statement listing: (i) on a Covered Product-by-Covered Product and country-by-country basis, the quantity of Covered Products sold, the Gross Sales Price for Covered Products sold, the amount of Net Sales and an itemized list of deductions made to arrive at Net Sales during such quarter and the amount and manner of calculation of royalties due on such Net Sales; and (ii) the corresponding information with respect to Net Storage Revenues during such quarter.

       9.2. MODE OF PAYMENT. VIACELL shall make all payments required under this Agreement as directed by GAMETE from time to time, in U.S. Dollars (except as provided in Section 9.6). All royalties due hereunder shall first be determined in the currency of the country in which the Covered Products in question were sold and then converted into equivalent U.S. funds. The exchange rate for such conversion shall be that rate quoted in The Wall Street Journal on the last business day of the applicable reporting period.

       9.3. RECORDS RETENTION. VIACELL and its Affiliates shall keep complete and accurate records pertaining to the sale of Covered Products in the Territory in accordance with the obligations therefor set forth in the MGH License Agreement.

       9.4. AUDIT REQUEST. At the request and expense (except as provided below) of GAMETE, VIACELL and its Affiliates shall permit an independent, certified public accountant appointed by GAMETE and reasonably acceptable to VIACELL, at reasonable times and upon reasonable notice, to examine no more than once per year those records and all other material documents relating to or relevant to Net Sales and Net Storage Revenues in the possession or control of VIACELL and its Affiliates, for a period of three years after such royalties have accrued. The results of any such examination shall be made available to both Parties. If, as a result of any inspection of the books and records of VIACELL or its Affiliates, it is shown that VIACELL's royalty payments under this Agreement were less than the amount which should have been paid, then VIACELL shall make all payments required to eliminate any discrepancy revealed by said inspection within forty-five (45) days after GAMETE's demand therefor. Furthermore, if the aggregate royalty payments VIACELL made were less than ninety five (95%) of the amount which should have been paid made during the period in question, VIACELL shall also reimburse GAMETE for the reasonable out-of-pocket cost of such inspection.

       9.5. TAXES. In the event that VIACELL is required to withhold and make payment of any tax to the tax or revenue authorities in any country in the Territory in connection with any payment to GAMETE due to the laws of such country which payment is credited to GAMETE's tax liability, such amount paid and so credited shall be deducted from the royalty or other payment to be made by VIACELL, and VIACELL shall notify GAMETE and promptly furnish GAMETE with copies of any tax certificate or other documentation evidencing such withholding and payment. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

       9.6. BLOCKED CURRENCY. If at any time legal restrictions prevent VIACELL's prompt remittance of part or all of the royalties due with respect to any country where a Covered Product is sold, VIACELL shall convert the amount owed to GAMETE into U.S. funds and shall pay GAMETE directly from VIACELL's U.S. source of funds for the amount impounded. VIACELL shall then pay all future royalties due to GAMETE from VIACELL's U.S. source of funds so long as the legal restrictions of this Section 9.6 still apply.

       (a) LATE PAYMENTS. In the event that any payment VIACELL is required to make hereunder is not made within thirty (30) days after such payment was originally due, VIACELL shall pay interest on the past due amount at the rate of eight percent (8%) per annum.

10.   CONFIDENTIALITY

       10.1. CONFIDENTIALITY; EXCEPTIONS. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing and subject to the MGH License Agreement, the Parties agree that, during the term of this Agreement and for five years thereafter, each Party, its Affiliates and its Sublicensees, if any (collectively, a "receiving Party"), shall use their best efforts to keep completely confidential, shall not publish or otherwise disclose to any Third Party and shall not use for any purpose other than the performance of this Agreement both the financial terms of this Agreement and any information furnished to it by the other Party, its Affiliates or its Sublicensees, if any (collectively, a "disclosing Party") (and shall ensure that its and its Affiliates' and its Sublicensees' respective directors, officers, employees or agents do likewise), except to the extent that it can be established by the receiving Party by competent proof that such information: (i) is, or hereafter becomes, generally available to the public other than by reason of any default by the receiving Party with respect to its confidentiality obligations hereunder; (ii) was already known to the receiving Party at the time of disclosure by the disclosing Party; (iii) was lawfully disclosed to the receiving Party by a Third Party not in default of any confidentiality obligation to the disclosing Party; or (iv) is independently developed by or for the receiving Party without reference to or reliance upon the information furnished by the disclosing Party (all such information to which none of the foregoing exceptions applies, "Confidential Information"). The GAMETE Development

Technology shall be the Confidential Information of GAMETE and the VIACELL Development Technology shall be the Confidential Information of VIACELL. The Joint Development Technology shall be the Confidential Information of both Parties.

       10.2. EXCLUSIONS TO CONFIDENTIALITY. The restrictions contained in
Section 10.1 shall not apply to any Confidential Information in the hands of a receiving Party that (i) is submitted by the receiving Party to governmental authorities to facilitate the issuance of marketing approvals for a Covered Product, provided that reasonable measures shall be taken to assure confidential treatment of such information, if practicable; (ii) is provided by VIACELL or GAMETE to any Third Party under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials and sublicensing or potential sublicensing; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations (including, without limitation, to comply with any governmental or stock exchange disclosure requirements) or an order by a court or other regulatory body having competent jurisdiction; provided, however, that if a receiving Party is required to make any such disclosure of the disclosing Party's Confidential Information such receiving Party shall, except where impracticable for necessary disclosures (for example to physicians conducting studies or to health authorities), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications or otherwise, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, any press release or other public announcement permitted by the terms of Section 14.8 hereof shall be excluded from the provisions of
Section 10.2.

       10.3. INJUNCTIVE RELIEF. The Parties acknowledge that monetary damages alone would not adequately compensate the disclosing Party in the event of a material breach by the receiving Party of this Section 10, and that, in addition to all other remedies available to the disclosing Party under this Agreement, at law or in equity, it shall be entitled to injunctive relief for the enforcement of its rights under this Section 10, without the posting of a bond or other security.

11.   INTELLECTUAL PROPERTY

       11.1. PATENT ENFORCEMENT. (a) Each Party shall notify the other promptly after such Party becomes aware of any alleged infringement of any Patent licensed to VIACELL under this Agreement in any country in the Territory. Except as provided in Section 11.3, VIACELL shall have the first right, but not the duty, to institute patent infringement actions against Third Parties with respect to any such alleged infringement. VIACELL shall take all such actions under this Section 11.1(a) (other than with respect to a Patent included solely in the VIACELL Development Technology) in reasonable consultation with GAMETE and shall keep GAMETE apprised as to the status of any such infringement action VIACELL institutes. GAMETE shall execute all reasonable, necessary and proper documents and take such actions as shall be appropriate to allow VIACELL to institute and prosecute infringement actions under this Section 11.1(a).

        (b) The costs and expenses of bringing and maintaining any infringement action under Section 11.1(a) shall be borne solely by VIACELL.

        (c) Any award or compensation (including the fair market value of non-monetary compensation) paid by Third Parties as a result of any infringement action brought by VIACELL under Section 11.1(a) (whether by way of settlement or otherwise) shall be allocated first to reimbursement of VIACELL and GAMETE for all expenses incurred by it in connection with such action. VIACELL shall then pay GAMETE the royalty it would have been entitled to receive had the balance of such recovery or damages, to the extent attributable to sales of such infringing products, been attributable to sales of Covered Products by VIACELL hereunder. VIACELL shall be entitled to retain the remainder of any such recovery or damages.

        (d) Except as provided in Section 11.3, in the event VIACELL elects not to, or fails to, exercise its rights under Section 11.1(a) with respect to any alleged infringement of a Patent licensed to VIACELL under this Agreement (excluding any Patent included solely in the VIACELL Development Technology) within one hundred twenty (120) days after receiving notice thereof, GAMETE shall have the right, but not the duty, to institute patent infringement actions against Third Parties with respect to any such alleged infringement. GAMETE shall take all such actions under this Section 11.1(d) in reasonable consultation with VIACELL and shall keep VIACELL apprised as to the status of any such infringement action GAMETE institutes. VIACELL shall execute all reasonable, necessary and proper documents and take such actions as shall be appropriate to allow GAMETE to institute and prosecute infringement actions under this Section 12.1(d). Any award or compensation (including the fair market value of non-monetary compensation) paid by Third Parties as a result of any infringement action brought by GAMETE under this Section 11.1(d) (whether by way of settlement or otherwise) shall be allocated first to reimbursement of GAMETE and VIACELL for all expenses incurred by them in connection with such action. Any remaining award or compensation shall be retained by GAMETE.

       11.2. INFRINGEMENT ACTIONS BY THIRD PARTIES. (a) Each Party shall notify the other Party promptly in writing of any claim of, or action for, infringement of any Patents owned or licensed by Third Parties which is threatened, made or brought against either Party by reason of either Party's performance of its obligations under this Agreement or manufacture, use or sale of any Covered Products in the Territory in the Field.

        (b) Except as provided in Section 11.3, in the event that such an action for infringement is commenced solely against a Party or both Parties jointly and/or any of their respective Affiliates or Sublicensees, as the case may be, with respect to any Covered Product developed and commercialized by VIACELL, its Affiliates and/or Sublicensees, VIACELL shall defend such action at its own expense, and GAMETE hereby agrees to assist and cooperate with VIACELL to the extent necessary in the defense of such suit, in accordance with Section 11.2(c). VIACELL shall have the right to settle any such action or consent to an adverse judgment thereto, and GAMETE's consent shall not be required unless such settlement or consent: (i) imposes any material obligation on GAMETE or limits VIACELL's obligations to GAMETE under this

Agreement (including under Sections 8.4(b) or 11.2(d)), or (ii) materially impairs GAMETE's rights in or to any MGH Patent Rights, GAMETE Development Technology and/or Joint Development Technology, in which event GAMETE's consent shall not be unreasonably withheld or delayed.

        (c) The costs of defending any infringement action with respect to a Covered Product developed and commercialized by VIACELL, its Affiliates and/or Sublicensees shall be borne solely by VIACELL.

        (d) During the pendency of any such action, VIACELL shall continue to pay all royalties due hereunder. Subject to Section 8.4(b), VIACELL shall be fully liable for the payment of any award for damages, or any amount due pursuant to any settlement entered into by VIACELL, to the extent that any such action pertains to a Covered Product developed and commercialized by VIACELL and/or its Affiliates or Sublicensees.

        (e) Except to the extent that the provisions of Section 11.1 shall apply to any portion thereof, VIACELL shall retain any award or compensation (including the fair market value of non-monetary compensation) received by VIACELL as a result of any such action (i.e., as a result of a counterclaim).

       11.3. SUPERIOR RIGHTS OF MGH. Notwithstanding any other provision of this Agreement, the Parties' respective rights and obligations under this Section 11 shall be subject, in all events, to any superior rights of MGH under the MGH License Agreement regarding the MGH Patent Rights; provided that, to the extent that VIACELL's exercise of any of its rights under this Section 11 requires GAMETE to exercise any rights or make any election or request under the MGH License Agreement, GAMETE shall exercise all such rights and make any such election or request all in a timely manner under the MGH License Agreement.

12.   TERM; TERMINATION

       12.1. TERM. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall expire as follows:

       (a) As to each Covered Product in each country in the Territory, this Agreement shall expire upon the expiration of the Royalty Term with respect to such Covered Product in such country.

       (b) This Agreement shall expire in its entirety upon the termination of the respective Royalty Terms with respect to all Covered Products in all countries in the Territory.

       12.2. EFFECT OF EXPIRATION. Following the expiration of this Agreement with respect to a Covered Product in a country in the Territory pursuant to
Section 12.1(a), VIACELL shall have the royalty-free, perpetual right to continue to make, have made, use, sell, offer for sale, have sold and export such Covered Product in such country.

Following the expiration of the term of this Agreement in its entirety pursuant to Section 12.1(b), VIACELL shall have the royalty-free, perpetual right to continue to make, have made, use, sell, offer for sale, have sold and export all Covered Products in all countries in the Territory.

       12.3. TERMINATION BY EITHER PARTY. Each Party shall have the right to terminate this Agreement, upon notice to the other Party, in the event that:

       (a) Such other Party materially defaults with respect to any of its material obligations under this Agreement and does not cure such default within sixty (60) days after the receipt of a notice from the non-breaching Party specifying the nature of, and requiring the remedy of, such default (or, if such default cannot be cured within such sixty (60)-day period, if the breaching Party does not commence and diligently continue actions to cure same during such sixty (60)-day period); provided that, (x) if GAMETE is the Party claiming a default by VIACELL, VIACELL shall promptly following receipt of such notice of default notify GAMETE if it intends to seek to cure such default, (y) if the default relates to the payment of any amounts owed under this Agreement, the cure period described above shall be fifteen (15) days from receipt of notice of such default, and (z) if any such default is limited to the breaching Party's obligations with respect to a particular Covered Product and/or a particular country in the Territory, then any termination of this Agreement under this clause (a) due to such default shall be limited to the breaching Party's rights under this Agreement with respect to such Covered Product and/or country. Any termination pursuant to this clause (a) shall be without prejudice to any of the non-breaching Party's other rights under this Agreement, and in addition to any other remedies available to it by law or in equity;

       (b) The other Party shall have: (i) voluntarily commenced any proceeding or filed any petition seeking relief under the bankruptcy, insolvency or other similar laws of any jurisdiction, (ii) applied for, or consented to, the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or for all or substantially all of its property, (iii) filed an answer admitting the material allegations of a petition filed against or in respect of it in any such proceeding, (iv) made a general assignment for the benefit of creditors of all or substantially all of its assets, (v) admitted in writing its inability to pay all or substantially all of its debts as they become due, or (vi) taken corporate action for the purpose of effecting any of the foregoing; or

       (c) An involuntary proceeding shall have been commenced, or any involuntary petition shall have been filed, in a court of competent jurisdiction seeking: (i) relief in respect of the other Party, or of its property, under the bankruptcy, insolvency or similar laws of any jurisdiction, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for such other Party or for all or substantially all of its property, or (iii) the winding-up or liquidation of such other Party; and, in each case, such proceeding or petition shall have continued undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall have continued unstayed, unappealed and in effect for thirty
(30) days.

       12.4. TERMINATION BY VIACELL. Notwithstanding any other provision of this Agreement, VIACELL shall have the right to terminate this Agreement, in its entirety or with respect to any particular Covered Product and/or country in the Territory, at any time upon six (6) months' notice (or less, at GAMETE's discretion) to GAMETE.

       12.5. EFFECT OF EXPIRATION OR TERMINATION. (a) Subject to Section 12.5(b), upon any termination of this Agreement by GAMETE pursuant to Section
12.3 or by VIACELL pursuant to Section 12.4, VIACELL shall (i) transfer and assign to GAMETE all of VIACELL's right, title and interest in and to any VIACELL Development Technology and all data, reports, records, materials and other intellectual property owned or controlled by VIACELL that relates exclusively to the development, manufacture, use or sale of Covered Products in the Field or of GAMETE Products in the GAMETE Field; (ii) grant GAMETE an exclusive license, solely for the purpose of GAMETE's developing, making, having made, using, marketing and selling Covered Products in the Field and GAMETE Products in the GAMETE Field, under VIACELL's interest in any Joint Development Technology and VIACELL Development Technology that does not exclusively relate to the Covered Products; (iii) grant GAMETE an exclusive license, solely for the purpose of GAMETE's sale of Covered Products in the Field, under VIACELL's interest in any trademarks that have been used by VIACELL in connection with the sale of Covered Products during the twelve months preceding termination of this Agreement; and (iv) transfer and assign to GAMETE ownership of all INDs, NDAs and other regulatory filings made or filed with respect to any Covered Product or GAMETE Product (or, if such transfer and assignment is not permitted under the laws of any applicable jurisdiction, VIACELL shall take such other permitted actions with respect to such filings as may be reasonably requested by GAMETE). If this Agreement is terminated by GAMETE pursuant to Section 12.3, then the assignments and licenses of rights pursuant to clauses (i) - (iv) of the preceding sentence shall be upon commercially reasonable, arms length financial terms and conditions that the Parties shall negotiate in good faith and agree upon as soon as practicable after such termination of this Agreement. In the event the Parties, despite the mutual use of good faith efforts, are unable to agree upon such terms and conditions, the Parties shall appoint an independent valuation expert who shall determine such terms and conditions, which determination shall be binding upon the Parties. If the Parties are unable to agree upon the appointment of such an expert, then each Party shall nominate an expert (the cost of whom shall be borne by such Party), and both experts appointed by the Parties shall jointly appoint the expert who shall make such determination. Any expert appointed pursuant to this Section 12.5(a) shall have at least fifteen (15) years' experience in the business of pharmaceutical development and commercialization. Except as provided above, the costs and expenses of any expert acting under this Section 12.5(a) shall be borne equally by the Parties. If this Agreement is terminated by VIACELL pursuant to Section 12.4, then, in consideration of the assignments and licenses of rights pursuant to clauses (i) - (iv) of the first sentence of this Section, GAMETE shall pay to VIACELL a royalty equal to [**] of Net Sales of Covered Product, which payment obligation shall continue until the earlier of (a) the time that the aggregate payments made by GAMETE under this Section equal the aggregate documented expenditures made by VIACELL in performance of this Agreement until the date of termination of this Agreement or (b) the expiration of the Royalty Term. If GAMETE is obligated to make royalty payments pursuant to the previous sentence of this Section, the provisions of Section 8.2(a), 8.2(b), 8.2(c), 8.2(e) and Article 9 shall apply with respect to such obligation, with each such Section appropriately adjusted to reflect the obligation of GAMETE to VIACELL under the terms of this Section, and the parties will negotiate in good faith all other necessary terms regarding the sale of Covered Products by GAMETE.

        (b)  Notwithstanding the foregoing,

            (i) In the event of any termination of this Agreement by GAMETE pursuant to Section 12.3 or by VIACELL pursuant to Section 12.4 with respect to fewer than all of the Covered Products and/or fewer than all of the countries in the Territory, the rights, licenses and other benefits to be transferred, granted and otherwise assigned to GAMETE under Section 12.5(a) shall be expressly limited to those pertaining to the Covered Products and/or the countries in the Territory to which such termination applies; and

            (ii) at any time prior to any transfer, granting and assignment of rights, licenses and benefits to GAMETE pursuant to Section 12.5(a), GAMETE may elect, upon notice to VIACELL, to waive the application of
      Section 12.5(a) with respect to such rights, licenses and benefits. Following any such waiver neither Party shall have any obligation or liability to the other with respect to such rights, licenses and benefits.

       12.6. RIGHT TO SELL STOCK ON HAND. Provided that VIACELL is not in material breach of any obligation under this Agreement at the time of any termination of this Agreement, in whole or in part, VIACELL shall have the right for one year thereafter to dispose of all Covered Product then in its inventory and to complete manufacture of and dispose of any work-in-progress then being manufactured, as though this Agreement had not terminated. VIACELL shall pay royalties thereon, in accordance with the provisions of this Agreement, as though this Agreement had not terminated.

       12.7. SURVIVAL OF SUBLICENSES. Upon any termination of this Agreement, all sublicenses granted by VIACELL under this Agreement shall be automatically assigned to GAMETE, which shall thereafter receive all benefits and have all obligations under the sublicenses as in the place and stead of VIACELL.

       12.8. EFFECT OF TERMINATION OF MGH LICENSE AGREEMENT. Upon any termination of the MGH License Agreement (other than a termination by GAMETE made with the consent of VIACELL), all sublicenses of the MGH Patent Rights contained in this Agreement shall continue in full force and effect, with MGH in place of GAMETE for the limited purposes of such sublicenses and the rights and obligations relating thereto, pursuant to the terms of Section 9.3 of the MGH License Agreement.

       12.9. ACCRUED RIGHTS, SURVIVING OBLIGATIONS. (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement. The rights of the Parties upon termination described in this Agreement shall not be exclusive of any other rights or claims at law or in equity that either Party may have against the other arising out of this Agreement.

        (b) Termination, relinquishment or expiration of this Agreement shall not terminate each Party's obligation to pay all royalties, milestone payments and other monetary obligations that may have accrued hereunder prior to such termination. All of the Parties' rights and obligations under Sections 5.1, 5.2, 5.3, 7.6, 9, 10, 11 (solely with respect to actions pending at such time), 12.2, 12.5, 12.6, 12.7, 12.8, 12.9, 14.1 (if in effect at such time), 14.3, 14.5,
14.12, 14.13 and 14.14 shall survive termination, relinquishment or expiration hereof.

13.   FORCE MAJEURE

      Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under or in breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure shall be defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event GAMETE or VIACELL, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

14.   MISCELLANEOUS

       14.1. RELATIONSHIP OF PARTIES. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employment or joint venture relationship between the Parties. Neither Party shall be entitled to, or shall, incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

       14.2. INSURANCE. VIACELL will use reasonable efforts to have GAMETE named as an additional insured on any insurance policies of VIACELL related to activities under this Agreement deemed appropriate by GAMETE, any increase in premiums in such policies to be paid by GAMETE.

       14.3. ASSIGNMENT. (a) Each Party shall be entitled to assign this Agreement to any of its Affiliates upon sixty (60) days' prior written notice to the other Party; provided, however, that in the event of any such assignment, the assigning Party shall remain jointly and severally liable with respect to all of its obligations hereunder, and in the event of any default relating to any such obligations, the other Party shall be entitled to proceed against either such Affiliate or directly against the assigning Party, as such other Party may determine in its sole discretion, to enforce this Agreement.

        (b) Except as provided in Section 14.3(a), neither Party shall be entitled to assign its rights hereunder without the express written consent of the other Party, except that each Party may assign this Agreement to any assignee of all or substantially all of such Party's business (or, after the second anniversary of the Effective Date, that portion thereof to which this Agreement relates) or in the event of such Party's merger, consolidation or similar transaction.

        (c) No assignment contemplated by this Section 14.3 shall be valid or effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement. Any purported assignment of this Agreement made in contravention of the provisions of this Section shall be null and void.

       14.4. DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 2 AND 3.1, THE PARTIES EXPRESSLY DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE PRACTICE.

       14.5. FURTHER ACTIONS. Each Party shall execute, acknowledge and deliver such further instruments, and take all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

       14.6. NOTICE. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

        (i)   In the case of VIACELL, to:

                ViaCell, Inc.
                131 Clarendon Street
                Boston, MA 02116
                Attention:  Chief Executive Officer
                Facsimile No.:  617-266-3953

        With a copy to:

                Ropes & Gray
                One International Place
                Boston, Massachusetts

                USA
                Attention:  Marc A. Rubenstein, Esq.
                Facsimile No.: 617-951-7050

        (ii)  In the case of GAMETE, to:

                Gamete Technology, Inc.
                1130 Ten Rod Road
                Suite E306
                North Kingston, Rhode Island
                Attention:  Nicholas H. Kondon
                Facsimile No.: 401-667-0923

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon actual receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the fifth (5th) business day after such notice or request was deposited with the postal service in the country of mailing.

       14.7. USE OF NAME. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party (including, without limitation, any Trademark) for any purpose in connection with the performance of this Agreement. Neither Party shall use the name of MGH or of any staff member, officer, employee or student of MGH or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of MGH.

       14.8. PUBLIC ANNOUNCEMENTS. (a) Except as required by law (including, without limitation, the applicable disclosure requirements of any relevant regulatory authority or stock exchange) and as permitted by Section 10.2, neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. It shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party's Confidential Information. In the event of any required or proposed public announcement, (i) the Parties shall consult with each other in good faith as to the timing thereof, and (ii) the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Notwithstanding the foregoing, the Parties agree to prepare a mutually agreeable press release that may be used by either Party in connection with this Agreement and, so long as the underlying facts contained in such public announcement have not changed, any further announcement containing substantially the same information may be used without the need to seek the consent of the other Party. The Joint Development Committee may make changes to the announcement as are advisable in its reasonable discretion.

        (b) Each Party acknowledges and agrees that the other Party needs to communicate with its investors regularly and keep them apprised of the development status of the products in which such Party has an interest. In order to facilitate this communication, promptly after the Effective Date each Party shall designate, from time to time, one employee who shall have primary responsibility for reviewing and approving all proposed investor communications of the other Party, to the extent that they pertain to this Agreement, any Covered Product or any other subject matter hereof. Each Party shall instruct such employee to review the content of such draft communications as expeditiously as possible and otherwise to cooperate with and assist the other Party in connection therewith, so long as the number of such communications and the timing thereof are reasonable.

         (c) Following a Party's consent to or approval of the public announcement of any information pursuant to this Section 14.8, so long as the underlying facts contained in such public announcement have not changed, both Parties shall be entitled to make subsequent public announcements of such information without renewed compliance with this Section 14.8, unless the scope and/or duration of such consent or approval is expressly limited. The Joint Development Committee may make changes to the announcement as are advisable in its reasonable discretion.

         (d) Neither Party shall use the name of MGH or of any staff member, officer, employee or student of MGH or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of MGH.

       14.9. WAIVER. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

       14.10. COMPLIANCE WITH LAW. Nothing in this Agreement shall be deemed to permit a Party to export, re-export or otherwise transfer any Covered Product sold under this Agreement without compliance with applicable laws.

       14.11. SEVERABILITY. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

       14.12. AMENDMENT. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

       14.13. GOVERNING LAW; ENGLISH ORIGINAL; JURISDICTION. (a) This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to its choice of law principles. The English original of this Agreement shall prevail over any translation hereof.

        (b) Without prejudice to the rights and obligations of the Parties under
Section 14.14, each Party hereby consents to the in personam jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts with respect to any matter arising in connection with this Agreement and further consents to the service of any process, notice of motion or other application to any such court or a judge thereof outside the Commonwealth of Massachusetts by registered or certified mail or personal service, provided that reasonable time is allowed for appearance. Each Party hereby waives, to the greatest extent it may do so, any defense it may have on the grounds of inconvenient forum with respect to any action or proceeding maintained in any state or federal court in Massachusetts.

       14.14. ARBITRATION. (a) Any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in Boston, Massachusetts, under the auspices and then current commercial arbitration rules of the American Arbitration Association (the "AAA"). Such arbitration shall be conducted by three (3) arbitrators. Within thirty (30) days after the commencement of any arbitration, each Party shall appoint one arbitrator, and these two arbitrators shall jointly appoint the third arbitrator, who shall have significant experience in health care or pharmaceutical drug development and commercialization; provided, however, that if the two arbitrators appointed by the Parties are unable to agree upon the third arbitrator within thirty (30) days after their appointment, then the third arbitrator shall be appointed by the AAA. The Parties shall instruct such arbitrators to render a determination of any such dispute within four (4) months after their appointment. All arbitration proceedings shall be conducted in English. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

        (b) Section 14.14(a) shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party.

       14.15. NO CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES OR SUBLICENSEES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR SUBLICENSEES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF

PROFITS OR REVENUE, OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH OR OTHER DAMAGES.

       14.16. ENTIRE AGREEMENT. This Agreement (together with the Exhibits hereto) sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the Effective Date in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby. Without limiting the generality of the foregoing, the terms and conditions of this Agreement shall supersede the terms and conditions of any confidentiality, non-disclosure or similar such agreement that the Parties may have executed prior to the Effective Date.

       14.17. PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

       14.18. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

       14.19. COUNTERPARTS. This Agreement may be executed simultaneously in two counterparts, any one of which need not contain the signature of more than one Party, but both such counterparts taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.


                       GAMETE TECHNOLOGY, INC.



                       By: /s/ Nicholas Kondon
                          _____________________________________________
                             Nicholas H. Kondon, Chief Executive Officer



                       VIACELL, INC.



                       By: /s/ Marc D. Beer
                          _____________________________________________
                             Marc D. Beer, Chief Executive Officer

                                    EXHIBIT A


                              MGH License Agreement

                                    EXHIBIT B

                                  Patent Rights


[**]

The above patent applications include all corresponding foreign applications and filings.

                                    EXHIBIT C


                 Initial Members of Joint Development Committee



      VIACELL Designees:            [**]




      GAMETE
      Designees:                    [**]

                                    EXHIBIT D


Consultant will provide two permanent members to the Joint Development Committee to carry out responsibilities as described at Sections 4.2, 4.3, 4.4, 4.5, and 5.4 of that certain Co-Development and License Agreement by and between ViaCell, Inc., and Gamete Technology, Inc. ("the Agreement".)

Additionally, Consultant will:

Provide advice, counsel and information regarding markets, competition, emerging technologies, and additional areas as identified, in the Field;

Assist in the specification of such device(s) and/or methods of standardizing delivery in the Field;

Manage, account for, and periodically report on advances or reimbursement provide by ViaCell to Gamete in the development of the protocol, and/or clinical trials;

Oversee and comply with obligations arising under the Agreement at Sections 3.2
(a), (b), (d), (e), and (f);

Provide such other services as may from time to time be agreed to by the parties in writing.